Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-268948

Redwood Private Real Estate Debt Fund

Supplement dated November 13, 2026 to the

Prospectus and Statement of Additional Information (“SAI”),

each dated April 30, 2026, as supplemented to date

Effective immediately, each instance of the Fund’s 80% investment policy is replaced with the following:

The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its net assets, (plus the amount of any borrowings for investment purposes), in private commercial real estate-related debt investments (“Private Real Estate Debt Investments”) (the “80% Policy”). For purposes of the 80% Policy, Private Real Estate Debt Investments may include, but are not limited to: (i) real estate mortgages, (ii) participation notes of real estate mortgages, (iii) mezzanine debt, (iv) lines of credit for commercial real estate-related investments and real estate-related investment entities, such as REITs, and (v) senior mortgage loans, second lien mortgages, also known as junior or sub-ordinated debt, mezzanine loans, and participation interests in such mortgages or debt.

Please keep this Supplement for future reference.